Exhibit 99.1

SUPERIOR	Investor Relations Line:
(818) 902-2701 www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973
NEWS RELEASE
PondelWilkinson Inc.
Robert Jaffe / Roger Pondel
(310) 279-5980
Investor@pondel.com

Superior Industries International to Close
Manufacturing Facility in Rogers, Arkansas

VAN NUYS, CALIFORNIA - July 30, 2014 -- Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced it will close its manufacturing facility in Rogers, Arkansas, as part of an initiative to reduce costs and enhance its global competitive position.

The company said it expects to cease operations at Rogers by the end of this year. The closure will result in scheduled production being shifted to other Superior manufacturing facilities, including those in Fayetteville, Arkansas and Chihuahua, Mexico, and is anticipated to generate a net $15 million labor cost savings year-over-year, resulting from a workforce reduction of approximately 500 employees.

“This action follows a comprehensive review of the company’s cost position in what continues to be an intensely competitive environment,” said Don Stebbins, who joined Superior in May 2014 as its president and chief executive officer and member of the Board of Directors.

“Our board and management team remain focused on building an efficient, operationally stronger organization that can compete effectively with manufacturers around the globe. We appreciate the contributions of our team members at Rogers and will be providing assistance to them during the transition process,” Stebbins added.

As a result of the closure, Superior expects to incur severance costs estimated to be $2.0-2.5 million. At June 29, 2014, the close of Superior’s second quarter, the net book value of fixed assets and manufacturing equipment at the Rogers location was approximately $22 million. Asset related charges in connection with the closing have yet to be determined, but are expected to be recorded primarily in the third and fourth quarters of 2014. Other costs to be incurred as part of the closure also have not yet been determined.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its five plants in both the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, including, but not limited to, the timing with respect to closing the Rogers, Arkansas manufacturing facility, the company’s ability to enhance its cost structure and competitive position as a result of the closing and the financial impact of the closing, are based on current expectations, estimates and projections about the company's business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors and risks discussed from time to time in the company's Securities and Exchange Commission filings and reports, including the company's Annual Report on Form 10-K for 2013. These factors and risks relate to items including, but not limited to, general automotive industry and market conditions and growth rates, as well as general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.